Exhibit 99.1

Media Contact: Investor Contact: Web site:	Steve Schrier, 331-332-2264 Heather Kos, 331-332-2406 www.Navistar.com/newsroom

NAVISTAR ANNOUNCES NEW LEADERSHIP TEAM AND

ORGANIZATION STRUCTURE TO ACCELERATE ITS

TRANSFORMATION AND PERFORMANCE

Walter Borst, Bill Kozek and Persio Lisboa Given Expanded Responsibilities;

Chief Operating Officer Jack Allen Announces Retirement After 33 Years with the Company

LISLE, Ill. – November 6, 2014 – Navistar, Inc. today announced it is restructuring its senior leadership team by giving three executives additional responsibilities. The company also announced that Jack Allen, 56, the company’s executive vice president and chief operating officer (COO) since April 2013, is retiring after more than 33 years of service to the company.

“Today is a new beginning for Navistar,” said Troy Clarke, Navistar president and CEO. “We are introducing a new leadership team and organization structure that will guide us into the future and enable us to accelerate our performance now that our turnaround is behind us.”

Bill Kozek, 52, president of North America Truck and Parts, has been promoted to president, Truck and Parts, and is adding global/export truck and parts sales, product planning and Navistar Defense to his current responsibilities. Persio Lisboa, 49, senior vice president and chief procurement officer, has been promoted to president, Operations, and is now also responsible for product development, manufacturing, and global businesses. Walter Borst, 52, executive vice president and chief financial officer, is adding business development, mergers and acquisitions, and corporate strategic planning responsibilities to his portfolio.

“We’re a different company—a better performing company—than we were two years ago,” said Clarke. “We’ve streamlined the organization, focused our efforts on functional excellence and implemented lean operating principles throughout the company. This new structure will build on those efforts and allow us to grow profitable market share as we more effectively plan, design, build and sell our vehicles, parts and services and deliver industry-leading uptime for our customers.”

These leadership and structural changes are effective immediately.

“Jack has been an important leader at this company for more than three decades, and he played a critical role during our turnaround these past two years,” Clarke added. “Now, we are counting on these three talented and energetic leaders to work with me and the rest of the organization to drive Navistar forward on its path to profitable growth.”

About Walter Borst

Walter Borst joined Navistar in August 2013 from General Motors Company, where he most recently was the chairman, chief executive officer and president of GM Asset Management, responsible for managing approximately $85 billion in assets. Previously, Borst was vice president and treasurer at GM from 2003 to 2010. He also served as CFO of Adam Opel AG in Ruesselsheim, Germany from 2000-2002. Prior to that time, he served in various treasury, controller, and financial operating capacities at GM.

About Bill Kozek

Bill Kozek joined Navistar in May 2013 after more than 26 years with PACCAR, where he most recently served as vice president and general manager of the Peterbilt division, responsible for all aspects of Peterbilt’s U.S. and Canadian operations. Before serving as vice president and general manager of PACCAR’S Kenworth division, Kozek served in roles of increasing responsibility in Kenworth’s sales, parts and finance operations.

About Persio Lisboa

Persio V. Lisboa joined the company in 1988 in the marketing area of Maxion International Motores Brasil. Prior to roles in procurement, Lisboa served as vice president and general manager in the company’s engine group, as well as several other leadership positions in South America such as president of the Argentina subsidiary and vice president of sales and marketing for Navistar’s engine group in Brazil.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. The International® ProStar® with Cummins ISX15 and International® TerraStar® 4x4 were named 2014 heavy-duty and medium-duty commercial truck of the year, respectively, by the American Truck Dealers (ATD) association. Additional information is available at www.Navistar.com.

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